As filed with the Securities and Exchange Commission on June 23, 2015
SEC File No. 333

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Willamette Valley Vineyards, Inc.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0981021 (I.R.S. Employer Identification No.)

8800 Enchanted Way SE
Turner, Oregon 97392
(503) 588-9463
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Bernau
President and Chief Executive Officer
8800 Enchanted Way SE
Turner, Oregon 97392
(503) 588-9463
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David C. Baca Marcus J. Williams Davis Wright Tremaine LLP 1300 SW Fifth Avenue Suite 2400 Portland, Oregon 97201 Tel. (503) 241-2300 Fax (503) 778-5299

Approximate date of commencement of proposed sale to the public: Upon the latter of June 30, 2015 or as soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ⌧
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Series A Redeemable Preferred Stock	1,445,783	$4.45	$6,000,000	$697.20

Total			$6,000,000	$697.20

(1)
This registration statement registers shares of Series A Redeemable Preferred Stock as shall have an aggregate initial offering price not to exceed $6,000,000. The number of shares shown in this column reflects the maximum number of shares issuable in this offering, which is based upon the lowest price at which this offering will be conducted. The actual number of shares to be issued will be based upon the actual sales proceeds received by the registrant as further described herein. In accordance with General Instruction I.B.6 of this Form, the amount shown in column 3 of the above table is less than one-third of the aggregate market value of voting and non-voting common equity held by non-affiliates of the registrant.

(2)
The proposed maximum offering price per share will be based upon a pricing schedule set forth in the sections of the prospectus entitled “Prospectus Summary” and “Determination of Offering Price.” The maximum number of shares to be registered hereunder will be determined on the basis of the offering price, subject to the limit noted in footnote (1) above. The number of shares shown in column 2 assumes that the offering is completed at the lowest offering price, and concomitantly that the registrant issues the maximum number of shares possible. The dollar amount shown in column 3 reflects the maximum offering price per share permitted in this offering.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act.

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2015
 PROSPECTUS

Willamette Valley Vineyards, Inc.

$6,000,000
Series A Redeemable Preferred Stock

We may offer and sell, from time to time, shares of our Series A Redeemable Preferred Stock that we describe in this prospectus having an aggregate initial offering price not exceeding $6,000,000. Our Series A Redeemable Preferred Stock may be issued during one or more offering periods, with the price of the shares to be issued in each period increasing incrementally to reflect what we believe is a reduction in investment risk that occurs with the passage of time. The minimum subscription in this offering is for 300 shares of Series A Redeemable Preferred Stock, and unless waived by the Company in its sole discretion, the maximum subscription is 1,205 shares.

This prospectus sets forth the specific terms of this offering and describes the terms of the Series A Redeemable Preferred Stock. You should read this prospectus and any prospectus supplements carefully, including the information incorporated by reference herein and therein, before you invest in our preferred stock.

We will be filing applications to register offers and sales of the Series A Redeemable Preferred Stock to issuers in Oregon and Washington. We intend to file an application to list the Series A Redeemable Preferred Stock on the Nasdaq Capital Market if and when the shares meet the qualifications for initial listing on that market. Those criteria include a minimum market cap (excluding shares held by affiliates of the Company) of at least $3,500,000 and no fewer than 100 round lot security holders. There is no assurance that we will ultimately meet such requirements or that, if we initially meet those requirements but fail to comply with the continued listing requirements for that market, we will be able to maintain that listing. The lack of a listing on a national securities exchange will make it more difficult for investors to purchase and sell shares of our Series A Redeemable Preferred Stock; however, you should not presume that the listing of our preferred shares on that exchange or any other will create a liquid market, and you should be prepared to withstand the risks of your investment indefinitely and to bear the complete loss of the amount invested.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WVVI”. On June 22, 2015, the last reported sales price of our common stock as reported on the Nasdaq Capital Market was $6.64 per share. Our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock. We are a smaller reporting company and as such are entitled to certain reduced public company reporting requirements.

Investing in our preferred stock involves risks; for more information please see “Risk Factors” beginning on page 7 of this prospectus, and the risk factors incorporated herein from time to time by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2015.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

Under this registration statement, we intend to sell up to 1,445,783 shares of our Series A Redeemable Preferred Stock, no par value, for an aggregate offering price of not more than $6,000,000. This offering will be conducted directly by us, without the participation of an underwriter or selling group, through our executive officers and certain other officers. These individuals will not be compensated for their participation in this offering.

This prospectus only provides you with a summary of the terms of the offering, a discussion of certain risk factors, a description of the Series A Redeemable Preferred Stock, the expected use of proceeds of this offering, and plan of distribution. From time to time we may provide additional information about this offering and the preferred stock in one or more supplements to this prospectus. A prospectus supplement may include a discussion or update of any risk factors or other special considerations applicable to our company or to the preferred stock. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

You should carefully read this prospectus, any prospectus supplement, all documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in our Series A Redeemable Preferred Stock. You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below.

Unless the context requires otherwise, references to “Willamette Valley Vineyards,” the “Company,” “we,” “our,” “ours” and “us” are to Willamette Valley Vineyards, Inc. and its subsidiaries. Where these statements reflect knowledge, intentions, expectations or beliefs, first-person pronouns refer to our executive management, and are based upon facts known and matters believed by those persons to be accurate as of the date on the cover of the prospectus, prospectus supplement or other document, and not to any subsequent date. You should not construe these statements as assurances of a given outcome or promises of an expected course of action.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” In accordance with the Exchange Act, we file and furnish certain reports, proxy statements and other information with the SEC. These documents and other information that we file with or furnish to the SEC are available to the public free of charge at www.sec.gov. You may also read and copy any document we file with the SEC, including the registration statement on Form S-3 of which this prospectus forms a part, and the exhibits thereto, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of certain information that we file with or furnish to the SEC are also available on our website at www.wvv.com; however, none of the information contained in or linked through or from our website is incorporated by reference into this prospectus.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements contained in or incorporated by reference into this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these documents. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules) until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 26, 2015; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 13, 2015

Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

Willamette Valley Vineyards, Inc.
8800 Enchanted Way SE
Turner, Oregon 97392
(503) 588-9463
Attention: Investor Relations (info@wvv.com)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, expectations, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should” or “will” or the negative thereof, variations thereof and similar expressions. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

PROSPECTUS SUMMARY

This prospectus summary contains a brief description of information about this offering. It does not contain all the information you might deem important in deciding whether to invest in our Series A Redeemable Preferred Stock, and you should carefully review this entire prospectus, including the documents incorporated herein by reference and particularly including the section below entitled “Risk Factors,” before making an investment decision. Further, where this summary or other sections of this prospectus purport to describe other instruments or documents, particularly including but without limitation the provisions of our articles of incorporation and the description of the designations, preferences, limitations and relative rights of our capital stock, readers should recognize that those summaries are necessarily incomplete, and in each case they are qualified in their entirety by reference to the actual text of such documents.

The Offering
This offering relates to the proposed issuance and sale of up to 1,445,783 shares of our Series A Redeemable Preferred Stock, no par value. The securities are being offered directly by the Company through its officers, none of whom will be compensated for their selling efforts. These securities will be issued in up to four offering periods, which will close on each of September 30, 2015; December 31, 2015; March 31, 2016; and June 30, 2016. Certain financial rights are based upon the “original issue price” of the Series A Redeemable Preferred Stock, and that price has been set at $4.15 per share, regardless of the date purchased or the price paid for such shares. Funds from accepted subscriptions will be held in escrow until the closing date for the relevant period, whereupon those funds will be released to the Company.

Offering Dates and Pricing
We believe that with the passage of time and the investments we expect to raise in this offering, the risk attendant to an investment in our Series A Redeemable Preferred Stock will decrease and, correspondingly, the value will increase. We are a small company and there is not, and there may never be, a market for these securities. As a result, we have arbitrarily established a time-based pricing schedule for such shares. However, our Series A Redeemable Preferred Stock has certain dividend and redemption features that necessarily implicate the original issue price of such shares, and we have established the original issue price for such purposes as $4.15 per share, regardless of the issue date or the actual purchase price of such shares.

	Dates Offered(1)	Offering Price
	June 30, 2015 to September 30, 2015	$4.15
	October 1, 2015 to December 31, 2015	$4.25
	January 1, 2016 to March 31, 2016	$4.35
	April 1, 2016 to June 30, 2016	$4.45
(1) This offering will commence on the latter of June 30, 2015 or the date the SEC declares effective the registration statement of which this prospectus forms a part. On the last calendar day of the period indicated, all funds received from subscriptions accepted during that period will be released from escrow. Dividends will be calculated from the first day of the first quarter after the close of escrow.

Ranking
The Series A Redeemable Preferred Stock will rank senior in rights and preferences to our common stock and to any other class or series of our capital stock that does not indicate that it is pari passu with or senior to our Series A Redeemable Preferred Stock. Our Series A Redeemable Preferred Stock will rank junior in rights and preferences to any series of preferred stock issued in the future which provides that it is senior to our Series A Redeemable Preferred Stock.

Prospective investors should note that our articles of incorporation permit our board of directors to designate one or more classes or series of preferred stock from time to time in the future, and to establish the rights, preferences and limitations of each such class or series. Should our board of directors determine that it is in the best interests of the Company or our shareholders to designate and issue shares of preferred stock that have rights and preferences senior to those of the Series A Redeemable Preferred Stock, the board may establish such rights and may issue such capital stock without the approval of holders of the Series A Redeemable Preferred Stock or any other class or series of our capital stock.

Dividends
The Series A Redeemable Preferred Stock will be entitled to receive dividends when and as declared by our board of directors out of funds legally available therefor, at a rate equal to five percent (5.3%) per annum based on the original issue price of $4.15 per share, or $0.22 per share. Dividends with respect to shares issued during a given offering period will begin to accrue on the first calendar day of the quarter following that offering period. Dividends accrued but not paid will not bear interest or dividends but will be added to the liquidation preference of the Series A Redeemable Preferred Stock until declared and paid.

Payment Support
The Series A Redeemable Preferred Stock will not be supported by a sinking fund or any other form of payment support, nor will they be entitled to participate specially in any aspect of our operations or assets.

Liquidation Preference
Upon any merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization (with certain exceptions for recapitalizations and similar events that do not affect the relative rights of the holders of our capital stock), or any other business combination, the effects of which include the liquidation or termination of the Series A Redeemable Preferred Stock, and following distributions to any class of senior securities, the holders of our Series A Redeemable Preferred Stock will be entitled to receive, prior and in preference to the holders of shares of common stock and any other junior class of securities, an amount in cash or other property equal to the original issue price, plus any dividends theretofore accrued but not paid. Thereafter, the Series A Redeemable Preferred Stock will have no rights to further assets or distributions.

Redemption
At any time after June 1, 2021, the Company may, but it is not required to, redeem all, but not less than all, of the then-outstanding shares of Series A Redeemable Preferred Stock by delivering written notice to the holders of record thereof. That notice will state a “record date” for the redemption, after which no further transfers of the Series A Redeemable Preferred Stock will be recorded on the Company’s stock transfer books, and after which no future dividends will accrue. Thereafter, upon surrender of the shares as so redeemed, the holder thereof will be entitled to receive an amount equal to (i) the original issue price; plus (ii) all accrued but unpaid dividends; plus (iii) a redemption premium equal to three percent of the original issue price. From and after the record date for a redemption, if any, the holders thereof will not be entitled to interest or other earnings of any sort, whether or not the shares are promptly tendered.

The redemption rights described above do not preclude the Company from purchasing from time to time in open-market transactions or in a tender offer or other arrangement.

Voting Rights
The Series A Redeemable Preferred Stock has no voting rights except as required by the Oregon Business Corporation Act, and as to certain limited matters summarized in “Protective Provisions” below. Without limiting the generality of the foregoing, such shares are not entitled to vote in the election of directors.

Protective Provisions
Without the approval of a majority of the shares of Series A Redeemable Preferred Stock, voting separately as a single class, present at a meeting and voting on the matter, the Company may not pay any dividend or establish or maintain any sinking fund on any common stock or any class of preferred stock that is pari passu with or junior to the Series A Redeemable Preferred Stock.

Prospective investors are advised that the Company’s articles of incorporation permit our board of directors to designate and issue shares of preferred stock in one or more series having rights and preferences senior to the Series A Redeemable Preferred Stock, without the approval of the holders of any class of our capital stock.

Market Listing
We intend to list the Series A Redeemable Preferred Stock on the Nasdaq Capital Market when and if we meet the criteria for initial listing of those securities. Among other things, those criteria include a minimum bid price of $4.00, a minimum “public float” (the value of shares of this class held by non-affiliates of the Company) of at least $3,500,000, and no fewer than 100 “round lot” security holders. There is no assurance that we will meet these requirements, and the escrow described herein is not conditioned upon our achievement of any minimum value of securities sold. This escrow thus would not preclude our consummating this offering without listing these securities. Similarly, although we intend to list the securities if we meet the initial listing requirements, we are not required to do so, and investors would have no ability to require us to complete such a listing. Moreover, even if we do list the securities on the Nasdaq Capital Market, the number of shares and the market capitalization of the Series A Redeemable Preferred Stock will be relatively small, and you should not presume that such a market listing will assure that an investment in the preferred stock will be liquid.

RISK FACTORS

An investment in our Series A Redeemable Preferred Stock involves a variety of risks and uncertainties, any of which, if occurring alone or in combination, could cause material harm to our business, could materially and adversely affect our financial condition, results of operations, and cash flows, or could otherwise materially diminish the value of our capital stock. A list of the known risk factors that relate to our Series A Redeemable Preferred Stock in particular are set forth immediately below under the heading, “Risks that Affect an Investment in Our Preferred Stock.” This section also includes a segment entitled “Risks that Affect Our Company,” which risks are updated from time to time in Item 1A (“Risk Factors”) of our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Such updates are incorporated herein by reference; however, readers should note that as with other disclosures appearing in such reports and incorporated by reference into this prospectus, such risk factors are accurate only as of the date on the cover of the report, and the related events and circumstances are subject to change thereafter.

Risks that Affect an Investment in Our Preferred Stock

There is no established market for the Series A Redeemable Preferred Stock, and such a market may never develop

The Series A Redeemable Preferred Stock is not presently listed on any securities exchange or quoted in any interdealer quotation system. As of the commencement of this offering, this is a new issue of a new class of securities, and no securities will be outstanding. There is therefore no established trading market for these securities and we cannot offer assurances that any such market will ever develop. Further, although we intend to list the Series A Redeemable Preferred Stock on the Nasdaq Capital Market when and if we meet the criteria for initial listing of those securities, there is no assurance that we will ever meet these requirements, and there is no escrow, holdback or other arrangement that would preclude our consummating this offering without listing these securities. Similarly, although we intend to list the securities if we meet the initial listing requirements, we are not required to do so, and investors would have no ability to require us to complete such a listing. Moreover, even if we do list the securities on the Nasdaq Capital Market, the maximum number of shares we will be permitted to sell in this offering will be 1,445,783, and we may ultimately sell fewer shares. There is no minimum number of shares that must be sold in order for us to complete this offering. As a result, there may be a very limited trading market for shares of our Series A Redeemable Preferred Stock, and even if the Series A Redeemable Preferred Stock is ultimately listed on the Nasdaq, we expect that the trading market will be very thin. Accordingly, shareholders may find it difficult or impossible to sell their shares for a price equal to or greater than the original purchase price, at a price that they would consider reasonable, or at all. You should therefore not invest in our Series A Redeemable Preferred Stock unless you can bear the risk of a complete loss of your investment, and unless you can withstand a partial or complete lack of liquidity in your investment.

The offering price for, and the dividend rates of, the Series A Redeemable Preferred Stock have been arbitrarily determined.

The offering price for the Series A Redeemable Preferred Stock, as well as the dividend rate, have been determined arbitrarily by our management based on qualitative factors, such as a diminishing risk profile over time, which management believes are reasonable and appropriate. The Company has not undertaken a detailed quantitative or qualitative analysis of these factors, nor has the Company or any investment banker or other advisor made a determination as to the qualitative appropriateness of the dividend rate.

Further, the purchase price of the Series A Redeemable Preferred Stock will increase over time, again based upon qualitative factors that management believes are appropriate, including what management believes will be a reduction in the risk profile of such shares over time. However, this price increase has been established arbitrarily, and the Company can offer no assurance that either the increase in price is concomitant with or proportionate to a decrease in risk, or that the purchase price as so established will be equal to or greater than any market price of the shares which may exist at a given time in the future. As such, you should not rely upon the offering price or the dividend rate as an effective measure of the fair market value of such shares.

The Company may be unable to pay accumulated dividends on the Series A Redeemable Preferred Stock

The Series A Redeemable Preferred Stock bears a cumulative 5.3% dividend based upon the original issue price. However, prior to the declaration and payment of dividends our board of directors must determine, among other things, that funds are available out of the surplus of the Company and that the payment would not render us insolvent or compromise our ability to pay our obligations as they come due in the ordinary course of business. Additionally, our existing credit facility limits, and future debt obligations in the future may limit, both our legal and our practical ability to declare and pay dividends. As a result, although the Series A Redeemable Preferred Stock will continue to earn a right to receive dividends, the Company’s ability to pay dividends will depend, among other things, upon our ability to generate excess cash. Further, although shares of our Series A Redeemable Preferred Stock will earn cumulative dividends, unpaid dividends will not, themselves, accumulate (as might compounding interest on a debt security, for example).

We may issue securities that have rights and preferences senior to the Series A Redeemable Preferred Stock

Our articles of incorporation permit our board of directors to designate one or more classes or series of preferred stock from time to time in the future, and to establish the rights, preferences and limitations of each such class or series. Should our board of directors determine that it is in the best interests of the Company or our shareholders to designate and issue shares of preferred stock that have rights and preferences senior to those of the Series A Redeemable Preferred Stock, the board may establish such rights and may issue such capital stock without the approval of holders of the Series A Redeemable Preferred Stock or any other class or series of our capital stock. Such rights and preferences may include dividend, sinking-fund, redemption and liquidation features that may increase the risk that we will be unable to meet all our obligations to the holders of Series A Redeemable Preferred Stock. They may also include a wide variety of other rights and preferences, such as voting rights, protective provisions, and other governance rights that are not available to the holders of the Series A Redeemable Preferred Stock. Any such actions may adversely affect the value or the price of the Series A Redeemable Preferred Stock.

We have the right, but not the obligation, to redeem shares of Series A Redeemable Preferred Stock

We are entitled, but we are not required, to redeem the shares of Series A Redeemable Preferred Stock at any time after June 1, 2021. If we decide to redeem these shares, we will do so by issuing a redemption notice that will include a record date for the redemption, and thereafter the Series A Redeemable Preferred Stock will no longer bear dividends and will represent only the right to receive, upon delivery of such shares, an amount equal to the original issue price, plus accrued and unpaid dividends, plus a redemption premium of three percent (3%) of the original issue price. Investors should not expect that they have a right to perpetual payment of dividends, and should be aware that a proposed redemption of the shares may make it difficult or impossible to sell the shares for a higher price, even if the market price for such shares had previously been higher. Further, an actual notice of redemption will state a “record date” for the redemption, after which no further transfers of the Series A Redeemable Preferred Stock will be recorded on the Company’s stock transfer books, thus making it impossible to transfer record ownership of the stock even if the redemption payment has not yet been made.

We may use the proceeds of this offering as working capital rather than for our planned uses

We are presently planning to use capital raised in this offering to support the Company’s development and construction of a winery and tasting room in the Eola Hills near Hopewell, Oregon for purposes of making small lots of high quality Pinot noir and Chardonnay, and a vineyard development and winery to showcase small lots of high quality Cabernet Sauvignon and other Bordeaux varieties near Walla Walla, Washington. A portion of the proceeds also may be used to plant Pinot noir and Pinot gris on land the Company owns east of Gaston, Oregon. However, the use of proceeds in this offering is not restricted to such purposes, and funds received from this offering may be used for general working capital or as our board of directors determines. Further, we may abandon the winery projects, or may delay the timing or modify the scope of that project as the board determines is appropriate. Moreover, an investment in our Series A Redeemable Preferred Stock represents an investment in the Company as a whole, and not in this specific project or in any other aspect of our operations.

We are not subject to a minimum offering condition relating to sales of Series A Redeemable Preferred Stock

There is no minimum offering condition relating to the closing of this offering. Although funds will be held in escrow pending the closing of each offering period, the escrow is conditioned upon time rather than upon the achievement of any minimum investment limit. Upon the expiration of each offering period, we intend to make the proceeds from accepted subscriptions immediately available to the Company regardless of the amount of securities sold during the relevant period. Among other things, this means we may receive proceeds that are insufficient to complete the project that we intend to fund, and we may be unable to complete that project. Further, unless and until there are outstanding shares of Series A Redeemable Preferred Stock held by non-affiliates of the Company having an aggregate market value of at least $3,500,000, we will be ineligible to list the Series A Redeemable Preferred Stock on the Nasdaq Capital Market, which will significantly limit the liquidity of an investment in such shares.

Shares of our Series A Redeemable Preferred Stock are not convertible into common stock

Our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock, nor will it be so convertible or exchangeable at any time in the future. You should invest in our Series A Redeemable Preferred Stock, if at all, based upon the value you believe is attendant to an investment in that class and series of securities. Fluctuations in the value of our common stock will not directly affect the value of our preferred shares.

Our Series A Redeemable Preferred Stock will participate only to a limited extent in the distribution of our assets upon liquidation or upon a merger, consolidation, sale of assets, or other business combination transaction

Because our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock, its rights upon a liquidation of the Company are limited. Although such preferred stock will receive a preferential return of capital and accrued but unpaid dividends prior to any payments or distributions to the holders of common stock, once those preferential amounts are paid, holders of the Series A Redeemable Preferred Stock will not have a right to participate in the remainder of the Company’s assets available for distribution.

Shares of our Series A Redeemable Preferred Stock have very limited voting rights and, among other things, do not have the right to vote for the election of directors

Our Series A Redeemable Preferred Stock is nonvoting except as required by the Oregon Business Corporation Act. As a holder of such preferred stock, you would not have the right to attend meetings of the holders of common stock or to vote upon matters such as the election of directors, the approval of equity incentive plans, or other arrangements which are subject to a vote of the common shareholders.

Our Series A Redeemable Preferred Stock is not a debt instrument

Although our Series A Redeemable Preferred Stock is senior in preference to our common stock, it will be subordinated to all our debt obligations, both secured and unsecured. Our Series A Redeemable Preferred Stock is not insured, is not guaranteed, is not supported by a sinking fund, and is not backed by any collateral of any sort.

Certain of the rights applicable to owners of our Series A Redeemable Preferred Stock do not have a quantifiable market value and cannot be sold or otherwise transferred separately from shares of such stock

Owners of our Series A Redeemable Preferred Stock are entitled, by virtue of their ownership, to certain intangible benefits associated with an investment in our company. These benefits include rights to participate in various discount programs, marketing incentives, and other rights. The value of these benefits, if any, is indeterminable and is not associated with the number of shares of Series A Redeemable Preferred Stock one owns. Similarly, these rights may not be transferred separately from our Series A Redeemable Preferred Stock (although a transfer of fewer than all of an investor’s preferred shares will allow both the transferor and the transferee to participate in such intangible rights). We have not attempted to establish a value for these benefits, and we do not consider them material to the determination of the price or value of our Series A Redeemable Preferred Stock.

Risks that Affect Our Company

Agricultural risks could adversely affect the Company

Winemaking and grape growing are subject to a variety of agricultural risks. Various diseases, pests, fungi, viruses, drought, frost and certain other weather conditions can affect the quantity or quality of grapes available to the Company, decreasing the supply of the Company’s products and negatively impacting profitability. In particular, certain of the Company’s vines are not resistant to phylloxera; accordingly, those vines are particularly at risk to the effects from an infestation of phylloxera. Phylloxera is a pest that attacks the rootstocks of wine grape plants. Vineyards in the United States, including some in Oregon and some owned by us, have been infested with phylloxera. Since May of 1992, the Company’s vineyard properties have been planted with rootstocks believed to be resistant to phylloxera. However, rootstocks planted by the Company prior to 1992 are not resistant. There can be no assurance that the Company’s existing vineyards, or new plantings, will not become susceptible to current or new strains of phylloxera. Pierce’s Disease is a vine bacterial disease. It kills grapevines and there is no known cure. Small insects called Sharpshooters spread this disease. A new strain of the Sharpshooter was discovered in Southern California and is believed to be migrating north. The Company is actively supporting the efforts of the agricultural industry to control this pest and is making every reasonable effort to prevent an infestation in its own vineyards. The Company cannot, however, guarantee that it will succeed in preventing contamination in its vineyards. Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production. Additionally, long-term changes in weather patterns could adversely affect the Company.

The Company may not be able to grow or acquire enough quality fruit for its wines

The adequacy of the Company’s grape supply is influenced by consumer demand for wine in relation to industry-wide production levels. While the Company believes that it can secure sufficient supplies of grapes from a combination of its own production and from grape supply contracts with independent growers, the Company cannot be certain that grape supply shortages will not occur. A shortage in the supply of wine grapes could result in an increase in the price of some or all grape varieties and a corresponding increase in wine production costs.

Loss of key employees could harm the Company’s reputation and business

The Company’s success depends to some degree upon the continued service of a number of key employees. The loss of the services of one or more of these key employees, including the President and Chief Financial Officer, could harm the Company and its reputation and negatively impact its profitability, particularly if one or more of the Company’s key employees resigns to join a competitor or to form a competing company.

The Company’s ability to operate requires utilization of the line of credit

The Company’s cash flow from operations historically has not been sufficient to provide all funds necessary for the Company’s operations. The Company has entered into a line of credit agreement to provide such funds and entered into term loan arrangements, the proceeds of which were used to acquire certain operations, construct and remodel our facilities, and pay down a previous line of credit. There is no assurance that the Company will be able to comply with all conditions under its credit facilities in the future or that the amount available under the line of credit facility will be adequate for the Company’s future needs. Failure to comply with all conditions of the credit facilities or to have sufficient funds for operations could adversely affect the Company’s results of operations and shareholder value.

Costs of being a publicly-held company may put the Company at a competitive disadvantage

As a public company, the Company incurs substantial costs that are not incurred by its competitors that are privately-held. These compliance costs may result in the Company’s wines being more expensive than those produced by its competitors and/or may reduce profitability compared to such competitors.

The Company faces significant competition which could adversely affect profitability

The wine industry is intensely competitive and highly fragmented. The Company’s wines compete in several premium wine market segments with many other premium domestic and foreign wines, with imported wines coming from the Burgundy and Bordeaux regions of France, as well as Italy, Chile, Argentina, South Africa, New Zealand and Australia. The Company’s wines also compete with popular priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by the Company’s independent distributors, many of which carry extensive brand portfolios. A result of this intense competition has been and may continue to be upward pressure on the Company’s selling and promotional expenses. In addition, the wine industry has experienced significant consolidation. Many of the Company’s competitors have greater financial, technical, marketing and public relations resources than the Company does. Company sales may be harmed to the extent it is not able to compete successfully against such wine or alternative beverage producers’ costs. There can be no assurance that in the future the Company will be able to successfully compete with its current competitors or that it will not face greater competition from other wineries and beverage manufacturers.

The Company competes for shelf space in retail stores and for marketing focus by its independent distributors, most of whom carry extensive product portfolios

Nationwide, the Company sells its products primarily through independent distributors and brokers for resale to retail outlets, restaurants, hotels and private clubs across the United States and in some overseas markets. Sales to distributors are expected to continue to represent a substantial portion of the Company’s net revenue in the future. A change in the relationship with any of the Company’s significant distributors could harm the Company’s business and reduce Company sales. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate a distributor for poor performance without reasonable cause, as defined by applicable statutes. Any difficulty or inability to replace distributors, poor performance of the Company’s major distributors or the Company’s inability to collect accounts receivable from its major distributors could harm the Company’s business. There can be no assurance that the distributors and retailers the Company uses will continue to purchase the Company’s products or provide Company products with adequate levels of promotional support. Consolidation at the retail tier, among club and chain grocery stores in particular, can be expected to heighten competitive pressure to increase marketing and sales spending or constrain or reduce prices.

Fluctuations in quantity and quality of grape supply could adversely affect the Company

A shortage in the supply of quality grapes may result from a variety of factors that determine the quality and quantity of the Company’s grape supply, including weather conditions, pruning methods, diseases and pests, the ability to buy grapes on long and short term contracts and the number of vines producing grapes. Any shortage in the Company’s grape production could cause a reduction in the amount of wine the Company is able to produce, which could reduce sales and adversely impact the Company’s results from operations. Factors that reduce the quantity of the Company’s grapes may also reduce their quality, which in turn could reduce the quality or amount of wine the Company produces. Deterioration in the quality of the Company’s wines could harm its brand name and could reduce sales and adversely impact the Company’s results of operations.

Contamination of the Company’s wines would harm the Company’s business

The Company is subject to certain hazards and product liability risks, such as potential contamination, through tampering or otherwise, of ingredients or products. Contamination of any of the Company’s wines could cause it to destroy its wine held in inventory and could cause the need for a product recall, which could significantly damage the Company’s reputation for product quality. The Company maintains insurance against certain of these kinds of risks, and others, under various insurance policies. However, the insurance may not be adequate or may not continue to be available at a price or on terms that are satisfactory to the Company and this insurance may not be adequate to cover any resulting liability.

A reduction in consumer demand for premium wines could harm the Company’s business

There have been periods in the past in which there were substantial declines in the overall per capita consumption of beverage alcohol products in the United States and other markets in which the Company participates. A limited or general decline in consumption in one or more of the Company’s product categories could occur in the future due to a variety of factors, including: a general decline in economic conditions; increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving; a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products; the increased activity of anti-alcohol consumer groups; and increased federal, state or foreign excise and other taxes on beverage alcohol products. The competitive position of the Company’s products could also be affected adversely by any failure to achieve consistent, reliable quality in the product or service levels to customers.

Changes in consumer spending could have a negative impact on the Company’s financial condition and business results

Wine sales depend upon a number of factors related to the level of consumer spending, including the general state of the economy, federal and state income tax rates, deductibility of business entertainment expenses under federal and state tax laws, and consumer confidence in future economic conditions. Changes in consumer spending in these and other regions can affect both the quantity and the price of wines that customers are willing to purchase at restaurants or through retail outlets. Reduced consumer confidence and spending may result in reduced demand for the Company’s products, limitations on the Company’s ability to increase prices and increased levels of selling and promotional expenses. This, in turn, may have a considerable negative impact upon the Company’s sales and profit margins.

Increased regulation could adversely affect the Company

The wine industry is subject to extensive regulation by the Federal Alcohol Tobacco Tax and Trade Bureau (“TTB”) and various foreign agencies, state liquor authorities, such as the Oregon Liquor Control Commission (“OLCC”), and local authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, and advertising and relations with wholesalers and retailers. Any expansion of the Company’s existing facilities or development of new vineyards or wineries may be limited by present and future zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes or international tariffs, could affect the Company’s financial condition or results of operations. Recently, many states have considered proposals to increase, and some of these states have increased, state alcohol excise taxes. New or revised regulations or increased licensing fees, requirements or taxes could have a material adverse effect on the Company’s financial condition or results of operations. There can be no assurance that new or revised regulations or increased licensing fees and requirements will not have a material adverse effect on the Company’s business and its results of operations and its cash flows.

The Company’s common stock is thinly traded, and therefore not as liquid as other investments.

The trading volume of the Company’s common stock on NASDAQ is consistently “thin,” in that there is not a great deal of trading activity on a daily basis. Because the average active trading volume is thin, there is less opportunity for shareholders to sell their shares of the Company’s common stock on the open market, resulting in the common stock being less liquid than common stock in other publicly traded companies. Shareholders may therefore have limited opportunities to sell our common stock for the prices they paid, or at all, and they may experience significant fluctuations in the reported sale prices. This may have a number of adverse effects upon the Company, including an inability to use our common stock as a source of additional capital, a disproportionately high regulatory burden and cost, and an increased risk of enforcement action and civil litigation relating to our securities.

USE OF PROCEEDS

The primary purpose of this offering is to raise up to an additional $6,000,000 million of capital to support the Company's development and construction of a winery and tasting room in the Eola Hills near Hopewell, Oregon for purposes of making small lots of high quality Pinot noir and Chardonnay, and a vineyard development and winery to showcase small lots of high quality Cabernet Sauvignon and other Bordeaux varieties near Walla Walla, Washington. A portion of the proceeds also may be used to plant Pinot noir and Pinot gris on land the Company owns east of Gaston, Oregon and these and other wine grape varieties on other properties the Company owns or may acquire.  However, the proceeds of this offering are not restricted and may be used to fund the Company’s working capital needs and for general corporate purposes.

Sales of our Series A Redeemable Preferred Stock are being sold in four offering periods, one of which will close at the end of each of the first four quarters following the commencement of this offering. Funds from accepted subscriptions will be held in escrow pending the closing of each offering period; however, there is no minimum subscription proceeds that must have been received in order to permit the release of funds from escrow. Accordingly, investors should not expect that the Company will receive any minimum amount of capital from this offering, or that any minimum number or value of shares will be sold in this offering.

DIVIDEND POLICY

The Series A Redeemable Preferred Stock is entitled to cumulative dividends accruing annually each year, at a rate of five percent (5.3%) per annum on the original issue price of such shares, or $0.22 per share, beginning on the first calendar day of the quarter following the applicable offering period for such shares, payable out of funds legally available therefor, when and as approved by our board of directors. Dividends will accrue on an established original issue price of such shares, which is equal to $4.15 per share regardless of the price actually paid to the Company upon original issuance of the shares, and regardless of the price paid in the aftermarket, if any. Dividends accrued but not paid will not bear interest or dividends but will be added to the liquidation preference of the Series A Redeemable Preferred Stock until declared and paid. The payment of dividends will depend upon a number of factors, including our liquidity, financial condition and results of operations, strategic growth plans, tax considerations, statutory and regulatory limitations and general economic conditions. For the foregoing reasons, there can be no assurance that we will pay any dividends in any future period. Accrued but unpaid dividends, whether or not declared, will not bear additional dividends or earn interest or similar returns.

We have never paid dividends on our common stock and we have no expectation to pay such dividends in the foreseeable future. We are not permitted to declare or pay dividends on our common stock unless and until we have paid all accrued but unpaid dividends, and any redemption premium, owing on our Series A Redeemable Preferred Stock.

REDEMPTION OF PREFERRED STOCK

Under certain circumstances, the Company is entitled to redeem all, but not less than all, of the Series A Redeemable Preferred Stock then outstanding. Any such redemption may occur at any time after June 1, 2021. If a redemption occurs, we will notify shareholders of record of the redemption (including the redemption date) electronically or by mail not less than thirty (30) days prior to the record date for such redemption. As of the record date, shares of Series A Redeemable Preferred Stock will be ineligible for future transfers and will represent only the right to receive, upon tender of the shares, an amount in cash equal to the original issue price of $4.15 per share, together with (i) all theretofore accrued but unpaid dividends; and (ii) a redemption premium amounting to three percent (3%) of the original issue price. The Series A Redeemable Preferred Stock will not earn dividends after the record date for redemption.

DESCRIPTION OF CAPITAL STOCK

We are authorized under our articles of incorporation, as amended, to issue up to 10,000,000 shares of preferred stock, in one or more series as designated from time to time by our board of directors, and up to 10,000,000 shares of common stock. As of June 23, 2015 there were 4,909,759 shares of our common stock outstanding and no shares of preferred stock outstanding. Assuming the full subscription of this offering, and assuming no additional issuances of common stock during the pendency hereof, upon completion this offering we would have outstanding a total of 4,909,759 shares of common stock, no par value, and 1,445,783 shares of preferred stock, no par value.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to issue from time to time up to 10,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights thereof as may be fixed from time to time by the Board of Directors for each series before the issuance of any shares of that series. In addition, after the Board of Directors has established a series of preferred stock, the Board of Directors may increase or decrease the number of shares contained in the series, but not below the number of shares then issued, or eliminate the series where no shares have been issued.

Series A Redeemable Preferred Shares

Dividends. Holders of the Series A Redeemable Preferred Stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of five percent (5.3%) per annum of the original issue price of such shares, which is $4.15 per share as described above. Dividends are thus $0.22 per share. Dividends on the Series A Redeemable Preferred Stock accrue daily and are cumulative beginning on the first calendar day of the quarter following the applicable offering period for such shares until the record date for redemption on the basis of such price. Accumulations of dividends on our Series A Redeemable Preferred Stock will not bear interest or further dividends, and holders of our Series A Redeemable Preferred Stock will not, except in the case of the Company’s optional redemption of the Series A Redeemable Preferred Stock, be entitled to any dividends in excess of full cumulative dividends.

Our board of directors will not authorize and we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock (defined below) (other than in shares of junior stock) unless all cumulative dividends with respect to our Series A Redeemable Preferred Stock have been paid or funds have been set apart for payment of such dividends.

Optional Redemption. We may redeem all, but not less than all, of the Series A Redeemable Preferred Stock on or after June 1, 2021, at a redemption price equal to the original issue price of such shares (based upon the series of such shares as described above), plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date, plus an additional dividend equal to three percent (3.0%) of the liquidation preference for the Series A Redeemable Preferred Stock.

Ranking. The Series A Redeemable Preferred Stock ranks: (i) senior to the common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“junior shares”); (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“parity shares”); (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“senior shares”); and (iv) junior to all our existing and future indebtedness.

Liquidation Preference. If we merge, consolidate, sell all or substantially all of our assets, reorganize (with certain exceptions for recapitalizations and similar events that do not affect the relative rights of the holders of our capital stock), or effect any other business combination, the effects of which include the liquidation or termination of the Series A Redeemable Preferred Stock, then the holders of the Series A Redeemable Preferred Stock will have the right to receive the original issue price per share, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of payment, before any payments are made to the holders of the common stock and any other junior shares, if any. The rights of the holders of the Series A Redeemable Preferred Stock to receive the liquidation preference are subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights. Without the approval of the holders of a majority of the shares of Series A Redeemable Preferred Stock, voting separately as a single class, we may not pay any dividend or establish or maintain any sinking fund on any common stock or any class of preferred stock that is pari passu with or junior to the Series A Redeemable Preferred Stock. Other than the voting right described in the preceding sentence, holders of the Series A Redeemable Preferred Stock generally do not have any voting rights, except as otherwise required by the Oregon Business Corporation Act.

No Maturity. The Series A Redeemable Preferred Stock does not have any stated maturity and is not subject to any sinking fund or mandatory redemption. Accordingly, the shares of the Series A Redeemable Preferred Stock will remain outstanding indefinitely unless we decide to redeem them.

No Conversion. The Series A Redeemable Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any other securities or property.

Special Benefits for Holders of Series A Redeemable Preferred Stock. Each holders of Series A Redeemable Preferred Stock will be entitled to receive the following additional benefits:

•	priority wine allocations from the two new estate vineyards funded by this offering beginning with the 2017 release;

•	rights to purchase a portion of the Founders’ Block Pinot Noir beginning with the 2018 release;

•	a 25% discount on wine purchases made directly from the winery;

•	priority access to winery suite reservations;

•	reports on winery developments seeking shareholder feedback and involvement;

•	priority access to appointment only vineyard tasting experiences; and

•	certain other items of nominal value.

The value of these benefits, if any, is indeterminable and is not associated with the number of shares of Series A Redeemable Preferred Stock one owns. Similarly, these rights may not be transferred separately from our Series A Redeemable Preferred Stock (although a transfer of fewer than all of an investor’s preferred shares will allow both the transferor and the transferee to participate in such intangible rights). We have not attempted to establish a value for these benefits, and we do not consider them material to the determination of the price or value of our Series A Redeemable Preferred Stock.

Common Stock

Voting Rights. Holders of the common stock are entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. A corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of the common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights. Holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.

Rights Upon Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the common stock are entitled to share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights. Holders of the common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Series A Redeemable Preferred Stock is OTR, Inc. Its address is 1001 SW Fifth Avenue, Suite 1550, Portland, Oregon 97201, and its telephone number is (503) 225-0375.

The Transfer Agent and Registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.. Its address is 51 Mercedes Way, Edgewood, NJ 11717, and its telephone number is (800) 353-0103.

Nasdaq Listing

The Series A Redeemable Preferred Stock is not presently listed on any securities exchange or quoted in any interdealer quotation system. As of the commencement of this offering, this is a new issue of a new class of securities, and no securities will be outstanding. There is therefore no established trading market for these securities and we cannot offer assurances that any such market will ever develop. We intend to list the Series A Redeemable Preferred Stock on the Nasdaq Capital Market when and if we meet the criteria for initial listing of those securities. Among other things, those criteria include a minimum bid price of $4.00, a minimum “public float” (the value of shares of this class held by non-affiliates of the Company) of at least $3,500,000, and no fewer than 100 “round lot” security holders. There is no assurance that we will meet these requirements, and there is no escrow, holdback or other arrangement that would preclude our consummating this offering without listing these securities. Similarly, although we intend to list the securities if we meet the initial listing requirements, we are not required to do so, and investors would have no ability to require us to complete such a listing. Moreover, even if we do list the securities on the Nasdaq Capital Market, the public float, number of shares and market capitalization of this class of securities will be relatively limited, and it is unlikely a liquid market will develop for these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WVVI.” Shares of our Series A Redeemable Preferred Stock are not convertible into or exchangeable for shares of our common stock, now or at any time in the future.

Material Anti-Takeover Effects of our Charter and Bylaws and of Oregon Law

Our charter documents and the Oregon Business Corporation Act (the “Act”), contain provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Authorized but Unissued Shares of Common Stock and Preferred Stock

We are authorized under our articles of incorporation, as amended, to issue up to 10,000,000 shares of preferred stock, in one or more series as designated from time to time by our board of directors, and up to 10,000,000 shares of common stock

Cumulative Voting

No cumulative voting for directors is permitted.

Increase in the Number of Directors

The number of directors of the corporation shall be a minimum of two (2) and a maximum of eleven (11) as determined from time to time by the Board of Directors. The number of directors may be increased or decreased from time to time by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. Staggered Board of Directors; Removal of Directors

We do not have a staggered Board of Directors. Each director holds office until the next annual meeting of shareholders and until her or his successors has been elected and qualified. All or any number of the directors may be removed, with or without cause, at a meeting expressly called for that purpose by a vote of the holders of the majority of the shares then entitled to vote at an election of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

To be timely, a shareholder’s notice relating to the annual meeting shall be delivered to our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary (the “Anniversary”) of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the Anniversary of the preceding year’s annual meeting, then notice by the shareholder to be timely must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made.

Special meetings of the shareholders may be called by the President or by the Board of Directors and shall be called by the President (or in the event of absence, incapacity, or refusal of the President, by the Secretary or any other officer) at the request of the holders of not less than one-tenth of all the outstanding shares of the Company’s common stock entitled to vote at the meeting. Prospective investors should note that because the Series A Redeemable Preferred Stock has no voting rights except as required by law, the holders thereof, separately or in the aggregate, have no right to call a special meeting of shareholders.

Anti-Takeover Effects of Oregon Law

Oregon law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. ORS 60.801 et seq. imposes certain restrictions upon the voting of shares acquired in “control share acquisitions” and limits a shareholder’s ability to vote in favor of a business combination when that shareholder has acquired shares of voting stock in excess of a specified percentage of the voting stock of a public company. ORS 60.825 et seq. prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “interested person” (including a person who owns 15% or more of the voting stock of a public company) for a period of three years following such person’s share acquisition date. The prohibited business combinations include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by the board of directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

DESCRIPTION OF FUTURE CLASSES OR SERIES OF PREFERRED STOCK

After giving effect to the designation of the Series A Redeemable Preferred Stock, our articles of incorporation entitle us to issue additional shares of preferred stock in one or more series upon the approval of our board of directors, in certain instances without the approval of the holders of the Series A Redeemable Preferred Stock. The following outlines the general provisions of the shares of currently undesignated preferred stock, no par value or “preferred stock,” that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation, as amended, relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our articles of incorporation, as amended, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 10,000,000 shares of preferred stock, no par value, in one or more series. As of the date of this prospectus, no shares of our preferred stock are issued and outstanding, and other than for the Series A Redeemable Preferred Stock, no other class or series of preferred stock has been designated or authorized for issuance.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any future series of preferred stock that we may offer.

The specific terms of that series may include:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•
the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation, as amended.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders.

The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of Willamette Valley Vineyards more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See “Description of Common Stock – Anti-Takeover Effects of our Articles of Incorporation and Bylaws and of Oregon Law.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Willamette Valley Vineyards with or into another corporation nor a merger of another corporation with or into Willamette Valley Vineyards nor a sale or transfer of all or part of Willamette Valley Vineyards’ assets for cash or securities will be considered a liquidation, dissolution or winding up of Willamette Valley Vineyards.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Willamette Valley Vineyards or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our articles of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the Series A Redeemable Preferred Stock offered pursuant to this prospectus and any accompanying prospectus supplements from time to time in one or more transactions through our officers and directors, none of whom will be compensated for their participation in this offering. There will be no sales through underwriters, placement agents or broker-dealers in connection with this offering.

Our Series A Redeemable Preferred Stock will be offered at prices that will depend upon the date of one’s purchase as indicated in the following table:

Beginning Date	Ending Date	Price per Share(1)
June 30, 2015(2)	September 30, 2015	$4.15
October 1, 2015	December 31, 2015	$4.25
January 1, 2016	March 31, 2016	$4.35
March 31, 2016	June 30, 2016	$4.45

(1)	The “Original Issue Price” for purposes of dividend and redemption computations will be $4.15 per share, regardless of the price paid.

(2)	This offering will commence on the latter of June 30, 2015 or the date the SEC declares effective the registration statement of which this prospectus forms a part.

The purpose of the increase in price over time is intended to reflect the reduction in risk over time. Management believes that investors who invest earlier in this offering will bear modestly greater risk than those who invest later; however, this belief is not readily quantifiable and depends, among other things, upon the amount invested in each period. Further, there is no readily ascertainable value for the Series A Redeemable Preferred Stock, nor is there any market criteria by which such a value could be established. Accordingly, prospective investors should recognize that the prices of each series of the Series A Redeemable Preferred Stock have been determined arbitrarily, and there can be no assurance that an investor purchasing such shares could sell the shares at a price equal to or greater than the prices listed above, or at all.

Escrow

The Company has established an escrow account at OTR, Inc., and funds received in this offering will be delivered directly to the escrow agent to be held pending the closing of a given offering period. On each of the closing dates indicated in the table above, the escrow agent will release the funds then held from accepted subscriptions and, within two business days thereafter, will cause the issuance and delivery of the number of Series A Redeemable Preferred Shares to be made with respect to each such subscription.

Prospective investors are cautioned that the use of an escrow arrangement in this fashion will not result in the assurance that any minimum proceeds will be received from this offering: the release of escrow will occur immediately after the end of the relevant offering period regardless of the amounts then held in the escrow account.

Indemnification; Exculpation

Our officers and directors who act as issuer salespersons in connection with this offering are entitled to indemnification for any action or claim brought against them in connection with their service on behalf of the Company, including without limitation their participation in this offering. Our articles of incorporation also contain provisions that exculpate our officers, directors and agents from liabilities to the Company except in cases of gross negligence or willful misconduct. In addition, Mr. Bernau is a party to an indemnification agreement pursuant to which the Company is required to extend broad-based indemnification to him and certain of his affiliates and immediate family members. These arrangements entitle these individuals to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that these persons may be required to make.

Stabilization

In connection with many public offerings of securities, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions are intended to have the effect of limiting the volatility of securities sold during a specified period following the completion of an underwritten offering.

Investors in this offering are cautioned that this offering will not include the participation of an underwriter or selling group, and there will be no stabilizing transactions in the aftermarket for the Series A Redeemable Preferred Stock. As a result, any events that might promote a relative excess of sales (in comparison to a market for purchases) may have a more significant adverse impact upon prospective selling prices and, in fact, on opportunities to sell regardless of price, than might a firmly underwritten offering.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

Moss Adams LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2014 and 2013, and for each of the fiscal years then ended, included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts reflected below are estimated.

Amount

Securities and Exchange Commission Registration Fee	$700
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	75,000
Printing Fees, Marketing and Expenses	213,000
Blue Sky Fees and Expenses	3,500
Transfer Agent Fees and Expenses	20,000
Miscellaneous	3,000
Total	$335,200

Item 15.	Indemnification of Directors and Officers

Sections 60.387 et seq. of the Oregon Business Corporation Act, or the Act, authorize and, in certain circumstances, require, a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Our articles of incorporation and bylaws require us to indemnify our directors and executive officers, our employees and agents, and certain other persons, to the maximum extent permitted under the Act. The directors and officers of the Company also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose. We also have entered into an indemnification agreement with Mr. Bernau for a broad range of liabilities he may incur in connection with the Company’s operations.

Item 16.	Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation of Willamette Valley Vineyards, Inc. (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

3.2	Bylaws of Willamette Valley Vineyards, Inc. (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

4.1	Certificate of Designation of Series A Redeemable Preferred Stock of Willamette Valley Vineyards, Inc.

4.2	Form of Specimen Stock Certificate for Common Stock (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

5.1	Opinion of Davis Wright Tremaine LLP (Filed Herewith)

10.1
Indemnity Agreement between Willamette Valley Vineyards, Inc. and James W. Bernau dated May 2, 1988 (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm (Filed herewith)

23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statements is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Turner, Oregon, on this 23rd  day of June 2015.

Willamette Valley Vineyards, Inc.

By:	/s/ James W. Bernau
Name: James W. Bernau
Title: President & Chief Executive Officer

POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James W. Bernau and Richard F. Goward Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 2015.

Signature	Title	Date

/s/ James W. Bernau	Chairperson of the Board,	June 23, 2015
James W. Bernau	President (Principal Executive Officer)

/s/ Richard F. Goward, Jr.	Chief Financial Officer	June 23, 2015
Richard F. Goward, Jr.	(Principal Financial and Accounting Officer

/s/ James L. Ellis	Director	June 23, 2015
James L. Ellis

/s/ Christopher L. Sarles	Director	June 23, 2015
Christopher L. Sarles

/s/ Craig Smith	Director	June 23, 2015
Craig Smith

/s/ Betty M. O’Brien	Director	June 23, 2015
Betty M. O’Brien

/s/ Stan G. Turel	Director	June 23, 2015
Stan G. Turel

/s/ Sean M. Cary	Director	June 23, 2015
Sean M. Cary

EXHIBIT INDEX

3.1	Articles of Incorporation of Willamette Valley Vineyards, Inc. (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

3.2	Bylaws of Willamette Valley Vineyards, Inc. (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

4.1	Certificate of Designation of Series A Redeemable Preferred Stock of Willamette Valley Vineyards, Inc.

4.2	Form of Specimen Stock Certificate for Common Stock (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

5.1	Opinion of Davis Wright Tremaine LLP (Filed Herewith)

10.1
Indemnity Agreement between Willamette Valley Vineyards, Inc. and James W. Bernau dated May 2, 1988 (incorporated by reference from the Company’s Regulation A Offering Statement on Form 1-A [File No. 24S-2996])

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm (Filed herewith)

23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)